PURCHASE AGREEMENT
FOR THE
MEMBERSHIP UNITS
OF
RXCOMPOUNDSTORE.COM, LLC &PEAKS CURATIVE, LLC

THIS AGREEMENT is made and entered into this 3rd day of November, 2021 by and between Mario Tabraue ("Seller") and Earth Science Tech, Inc. a Nevada Corporation ("Buyer") with respect to Buyer's purchase of all of the Seller's ownership interest in both, **RxCompoundStore.com, LLC**, a Florida Limited Liability Company and **Peaks Curative, LLC** a Florida Limited Liability Company.

RECITALS

A. **RxCompoundStore.com, LLC** ("RxCompound") is a company duly licensed pharmacy with the Florida Board of Pharmacy and is in good standing with the State of Florida, Division of Corporations;

B. **Peaks Curative, LLC** ("Peaks") is a digital marketing company and is in good standing with the State of Florida, Division of Corporations;

C. Collectively hereinafter, RxCompound and Peaks are collectively referred to as the "Companies";

D. Seller owns one hundred percent (100%) of the equity membership interests of RxCompound, which membership interests have been established and are referred to as membership units or units. RxCompound has authorized for issuance, 100 membership units ("Rx Units"), all of which are owned by Seller.

E. Seller owns one hundred percent (100%) of the equity membership interests of Peaks, which membership interests have been established and are referred to as membership units or units. Peaks has authorized for issuance, 100 membership units ("Peaks Units"), all of which are held by Seller.

F. Collectively the 100 Rx Units and the 100 Peaks Units, that are the subject of this Agreement, are referred to as "Membership Units" or "Units."

G. Seller desires to sell all of the Membership Units of the Companies to the Buyer and the Buyer desires to purchase the Membership Units from the Seller, under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. <u>SALE OF RX UNITS AND PEAKS UNITS</u>. Subject to the provisions of this Agreement, the Seller agrees to sell the 100 Rx Units and 100 Peaks Units Seller holds to Buyer, free and clear of all liens and/or encumbrances. Subject to the provisions

of this Agreement Buyer agrees to pay Seller or Sellers designees, the sum of Three Hundred Thousand Dollars (US$300,000.00) together with Three Million Shares (3,000,000) of Buyer's common stock, (the "Purchase Price").

In consideration for all Units, Buyer agrees to pay the Seller In connection therewith, the Seller agrees to deliver the Membership Units to Davisson & Associates, PA ("Escrow Agent") for delivery to the Buyer on the Closing Date(s), along with the duly executed resolutions of the managing boards of the Companies, accepting Buyer as the sole member to each of the Companies and with all certificates duly endorsed in blank to Escrow Agent and endorsed, and ready for transfer to Buyer. The Seller further agrees to execute such additional documents and take such additional actions as the Buyer deems necessary to perfect the Buyer's title to the Membership Units of the Companies, both before and after Closing. In turn, the Buyer agrees to tender payment of the Purchase Price to Seller on the Closing Date in accordance with the terms of this Agreement.

2. PAYMENT AND DELIVERY OF PURCHASE PRICE.

(a) The Three Hundred Thousand Dollar (US$300,000.00) cash portion of the total Purchase Price shall be paid in such amounts and at such times, by wire transfer or cashier's check to Seller, as soon as practicable following both parties execution and delivery of this Agreement, as follows: (i) Out of every Two Dollars (US$2.00) that the Buyer receives in financing, whether in debt or equity, the Buyer shall pay the Seller, One Dollar (US$1.00). Buyer's payments to Seller shall continue until Seller has received the entire Three Hundred Thousand Dollars (US$300,000) due hereunder. Although the Seller's right to receive Three Hundred Thousand Dollars (US$300,000) is absolute, Seller shall have the right to reject any payment due him under this Agreement so that Buyer may use it for business purposes. Once a payment is waived by Seller, the Seller cannot request that amount later be remitted by Buyer, rather Seller will have the right to continue receiving payments from Buyer as before and will receive fifty percent (50%) of the next funds received by the Buyer from its continuing financing activity. Regardless of the amounts and timing of any funds received by the Buyer from its financing activity, any part of the Three Hundred Thousand Dollars (US$300,000.00) that the Buyer has not paid to Seller by December 31, 2022 at 5:00 p.m. EST shall then be due and payable to Seller (unless extended by mutual agreement of the Parties), subject to the following: If Seller has waived his right to receive 50% of any funds Buyer received from its financing efforts, that amount shall be deducted from the amount due to Seller on December 31, 2022 and payment for that amount shall be extended and payments of that amount shall be paid out of the next financed funds received by Buyer, and Buyer shall pay Fifty Percent (50%) of each financed amount of funds received until the amount that had been deferred has been paid in full.

(b) The Three Million (3,000,000) shares of Earth Science Tech, Inc. Common Stock component of the Purchase Price that is due to the Seller under this Agreement, shall be issued and delivered as follows: (i) the first half or One Million Five Hundred Thousand (1,500,000) shares issuable by the Buyer, shall be issued and delivered to Seller upon execution and delivery of this Agreement. (ii) the second half or One Million Five Hundred Thousand (1,500,000) shares issuable by the Buyer shall be issued and delivered in the Seller's name alone to Escrow Agent upon execution and delivery of this

Agreement ("Escrowed Shares"), together with a duly executed stock power, endorsed in blank with medallion guarantee affixed thereto (or alternatively an indemnification agreement executed in form and substance acceptable to Buyer's transfer agent, Action Stock Transfer Corporation, and any successor thereto).

(c) Seller shall, upon the Parties execution and delivery of this Agreement, deposit the duly authorized certificates representing One Hundred (100) Rx Units and One Hundred (100) Peaks Units, with the Escrow Agent, in each case, free from any and all liens, encumbrances of any kind or nature, together with membership unit transfer powers covering the One Hundred (100) Rx Units and the One Hundred (100) Peaks Units, endorsed in blank.

(d) The One Hundred (100) Rx Units, One Hundred (100 Peaks) Units and the One Million Five Hundred Thousand (1,500,000) shares of Buyer's common stock will all be held in Escrow pending satisfaction of the conditions to Closing being met. *See* Conditions to Close

3. <u>DUE DILIGENCE PERIOD</u>. Between the date hereof and the Closing Date, Buyer shall be entitled to conduct a due diligence investigation of the company and its business operations. Seller shall cooperate with Buyer in making books and records, documents, facilities, and personnel reasonably available to Buyer in connection with such investigation. In the event Buyer discovers any fact or condition in the course of its due diligence investigation which is not acceptable to Buyer, in Buyer's sole, Buyer shall give written notice thereof to Seller, advising Seller of such fact or condition and advising Seller either a) that Buyer has elected to terminate this Agreement, or b) that Seller must cure such fact or condition, and if Seller fail to cure such fact or condition, Buyer will elect to terminate this Agreement and all deposits held shall be returned to the Buyer. (the "Due Diligence Period").

4. <u>CLOSING & CLOSING DATE</u>. The closing of the transactions shall take place on the latter to occur: (a) within five (5) business days of the conditions to closing being met or (b) upon mutual agreement between Buyer and Seller and waiver of any outstanding conditions to closing.("Closing") The closing date shall be the date on which the transaction(s) are scheduled to close based on (a) or (b) set forth herein ("Closing Date"). Although a Closing Date cannot be determined at this point because of unknown time to complete certain Conditions to Closing, once a Closing Date is set, Seller and Buyer may agree in writing to extend the Closing Date as necessary for such reasonable time until the Conditions to Closing / Notices is/are completed.

5. <u>EXCLUSIVITY</u>. From the date hereof until the earliest of: (i) the termination of this agreement after the execution thereof by either party in accordance with the terms and conditions of this Agreement, or (iii) the Closing Date, neither the Buyer or the Seller or any other personacting on the Seller or Buyer's behalf, shall directly or indirectly solicit, negotiate for, or accept any offers for the purchase of either of the Companies.

6. <u>REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANIES</u>. The following representations and warranties are for the Seller,

RxCompound and Peaks and each representation and warranty is intended to apply to them all, where the context allows. However, it is not intended to have RxCompound make them as to Peaks and/or Seller, or to have Peaks make them as to RxCompound and/or Seller. The Seller and RxCompound and Peaks each make the following representations and warranties to the Buyer:

(a) Recitals. The recitals, as they apply to the Seller and the Companies, in the preamble to this Agreement are true and correct and are hereby incorporated in this Agreement by reference.

(b) Title. The Seller has good, absolute, and marketable title to the Membership Units, free from all liens, claims, and encumbrances. The Seller has the unfettered right,power, and authority to sell all of the Membership Units pursuant to this Agreement. Delivery of the Membership Units to the Buyer, as contemplated by this Agreement, will vest unencumbered title to the Membership Units in the Buyer.

(c) Organization. The Companies are both limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Florida.

(d) Capital. The Membership Units of the Companies are as reflected in the preamble above and all Membership Units are owned beneficially and of record by the Seller representing one hundred percent (100%) ownership in each. The Companies do not have any contracts or agreements containing any profit participation features, Membership Unit appreciation rights or phantom Membership Unit options, or similar agreements thatallow anyone to participate in the equity or profits of the Companies. No Membership Units are reservedfor issuance and there are no outstanding options, claims, contracts, agreements, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the Membership Units of the Companies or pursuant to which the Companies are or may become obligated to issue or exchange any of their Membership Units. The Companies are not subject to any obligations or contracts or agreements (contingent or otherwise) to repurchase or otherwise acquire or retire any Membership Units or any options. All of the Membership Units of the Companies are validly issued, fully paid and non-assessable, as set forth above. There are no contracts or other agreements between Seller and any other person or entity that are binding upon either of the Companies with respect to the voting, transfer, encumbrance of any Membership Units or options to acquire Membership Units of the Companies that are exchangeable or convertible into Membership Units of either of the Companies or with respect to any aspect of either of the Companies' governance, dividends or distributions

(e) Authorization of Seller and Companies. Seller has the capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Seller and the Companies. This Agreement and the transactions contemplated hereunder will, upon such delivery of this Agreement, be dulyexecuted and delivered by Seller and constitutes, the valid and legally binding obligation of Seller, enforceable against him in accordance with its terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent

conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors; and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to thediscretion of the court before which any proceeding for such remedies may be brought. Any and all actions, resolutions and consents required by the Companies governing documents have been executed so that this Agreement and the transactions contemplated hereunder will, upon such delivery of this Agreement, be dulyexecuted and delivered by the Companies and constitutes, the valid and legally binding obligation of each, enforceable against each of them in accordance with its terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors; and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to thediscretion of the court before which any proceeding for such remedies may be brought.

(f) No Conflict or Violation. Except as stated in Seller's and RxCompound's Disclosure Schedules 6(f), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (i) will result ina violation of or a conflict with any provision of the organizational documents of the Companies; (ii) will result in a breach of, a default under, giving any third party the right tomodify, terminate or accelerate any obligation under, any term or provision of any contractor agreement to which Seller or either of the Companies is a party or by which their assets are bound; (iii) will result in a violation by Seller or the Companies in any material respect of any governmentalorder, or (iv) require prior approval or consent from any non-governmental or governmental person or entity, except for those regulatory approvals as described in Sections 8 and 9 of this Agreement, if applicable.

(g) Preservation of the Business of the Companies. Seller and the Companies hereby agree,from the Effective Date while in Escrow and until and as of the Closing Date, to carry on the business activities and operations of the Companies diligently and in substantially the same manner as has beencustomary in the past.

(h) Real Property. The Companies do not own any real property. The Companies occupy the property located at 111 SW 3rd Street Suite 302, Miami Florida 33130 pursuant to a month to month tenancy of the real property (collectively, the "Tenancy"). The Tenancy constitutes a legal, valid, and enforceable obligation of the parties thereto, is in full force and effect, and neither the Companies nor the Lessor is in material breach or in default under such Lease, and no event has occurred or is occurring that with the passage of time that would constitute a material breach or default under the Lease.

(i) Litigation. There is no action or proceeding pending by or against,or to the knowledge of Seller or to the Companies, threatened in writing against or affecting the Seller or either of the Companies before any court or arbitrator or any governmental authority which is reasonablylikely to have a material adverse effect on the Seller or the Companies or which, in any manner, challenges or seeks to prevent, enjoin, alter or

materially delay the transactions contemplated by this Agreement, or which would materially interfere with the business of the Companies. There are no facts or circumstances that could be expected to give rise to such action or proceeding that would be required to be disclosed by the provisions of this Section. There is no order, judgment, decree or other determination by a governmental authority pending or threatened against the Seller or the Companies.

(j) Licenses, Permits and Authorizations. Peaks currently does not hold any licenses and as a marketing company does not believe that any will be required for the operations in which it plans to operate. In the event that any licensure is required for it or its employees or independent contractors, it will secure any licenses or registrations that it is required to hold immediately; as well as require the same for any of its employees or independent contractors where licensure or registration is required. Peaks will however, work with medical doctors who hold medical licenses and DEA registrations. RxCompound operates a fully licensed pharmacy in the State of Florida and is the holder of any and all licenses and authorizations necessary for the continued operation thereof, including a valid United States Drug Enforcement Agency controlled substance registration certificate. Said licenses and authorizations are current and in good standing. The Authorizations are all the Authorizations necessary for RxCompound to conduct its business and operations as presently conducted. There is no adverse proceeding or controversy, pending or, to the knowledge of the Seller, or RxCompound threatened by any governmental authority in respect of the Authorizations. To the knowledge of the Seller, each employee employed by RxCompound or that contracts with RxCompound on an independent contractor basis as of the date of closing and date hereof holds all material licenses, permits and registrations necessary to provide the products and/or services currently provided by such persons through the business of RxCompound.

(k) Compliance with Laws; Taxes. The Seller and each of the Companies have complied with and are in compliance with all applicable laws, rules and regulations applicable to it or the business of the Companies. The Seller and the Companies are in compliance in all material respects with all applicable laws, orders and regulations to which each is subject. Neither the Seller nor the Companies have received any communication that alleges that the Seller or either of the Companies are not in compliance in all material respects with any laws, orders or regulations. Neither the Seller nor the Companies have taken any actions, direct or indirect,which could result in either of the Companies being subjected to any fines or the Companies' provide authorizations, participations or contracts, if any, being suspended, revoked and/or terminated. Without limiting the foregoing, the Seller and the Companies have filed all tax returns required to be filed by any of them in connection with the Companies and have paidall taxes which any of them has been, or which prior to the Closing Date will be, requiredto pay. No tax return of the Seller or the Companies or relating to the Seller or the Companies is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by any of the Seller or the Companies. All taxes incurred in connection with the Seller and the Companies for periods ending on or prior to the Closing Date have been, or prior to the Closing Date will be, paid. The Seller and/or the Companies have withheld and paid over all taxes relating to the Companies required by applicable laws to have been withheld and paid over (including any estimated taxes) with respect to periods (or portions thereof) ending

on or prior to the date hereof. In addition, without limiting the foregoing, neither of the Companies nor the Seller has directly or indirectly made any contribution or paid or delivered or committed itself to pay or deliver, any fee, commission, gift, bribe, rebate, payoff, influence payment or kickback, regardless of form, whether in money, property or services, or any other payment of money or items of property or services, to any person that in a manner is related to the business or operations of either of the Companies and that is prohibited by law. Neither of the Companies nor the Seller, nor any of the Companies' officers, directors, agents or employees have committed any violation of laws relating to health care fraud, nor has any event occurred or circumstance exist, that may constitute a violation of laws regulating health care fraud, including but not limited to the Federal Anti-Kickback Statute, 42 USC §1320a-7b, II, and III laws, 42 USC §1395nn, as amended and the False Claims Act, 31 USC §3729 *et seq*. The Companies and Seller have complied with and are in compliance with Health Insurance Portability and Accountability Act of 1996, as amended.

(l) Subsidiaries. The Companies do not have any interests in any other entity, including any subsidiary.

(m) Title to Assets. The Companies have good and valid title to all of the assets used in connection with the operation of their respective businesses, free and clear of any and all liens, encumbrances and other charges and restrictions. A list of all equipment is attached as Disclosure Schedule "6(m)."

(n) Liabilities. Except for the SBA loan listed on Disclosure Schedule 6(n), the Companies have no liabilities, indebtedness and/or other obligations and/or the same will be paid in full prior to Closing, except for de minimis liabilities due from the operation of the businesses under $300.

(o) Contracts. There are no contracts or agreements of any kind or nature whatsoever to which the Seller or Companies are bound, affecting the businesses or their operations or by which either Companies' assets are bound.

(p) Insurance. The Liability Insurance and bonding are transferrable.

(q) Employees. RxCompound has employed W2 employees and independent contractors. Seller and RxCompound represents that all employees and independent contractors have been paid in full and warrants that all fiduciary taxes have been paid in full as of the deliveries in to Escrow and will be paid in full prior to the Closing. Seller and Peaks further represent that Peaks has had no employees or independent contractors and there have not been any since inception so there are no liabilities for Peaks. Further, Seller and the Companies each represent that there are no claims pending against either of the Companies for any matters, including, but not limited to, worker's compensation claims and wage claims.

(r) Employee Benefit Plans. The Companies do not now have, nor have they ever had, an employee benefit plan.

(s) Environmental Matters. Neither the Seller nor the Companies have

received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute ordinance from any governmental agency or any third party and, to the knowledge of the Seller and the Companies, there are no facts or circumstances which could form the bases for the assertion of any claim against either of the Companies under any environmental laws including, without limitation, "CERCLA" or any similar local, state or foreign law.

(t) Government Program Participation, Accreditation and Third Party Payors. RxCompound is not a holder of a Medicare provider. The RxCompound is not a Medicaid provider. In the event that monies collected by RxCompound from governmental reimbursement programs, pharmacy benefit managers or any third party payor of any kind for claims submitted for services rendered prior to the Closing are subject to refund for any reason, including overpayment, audit, etc., Seller shall assume responsibility therefore and reimburse RxCompound for all such amounts upon thirty (30) day notice, if not appealed, and if appealed, within thirty (30) days of a final determination or the commencement of an offset, whichever occurs first. Seller shall have the right to appeal any such overpayment determinations on behalf of RxCompound and RxCompound and Buyer shall cooperate with Seller in the pursuit of any such appeals. This provision shall survive the Closing of this transaction.

(u) Disclosure. No representation or warranty contained in this Section 6 contains any untrue statement of a material fact or omits to state a material fact necessaryin order to make the statements herein not misleading.

(v) Pharmaceutical Inventory at Closing. The pharmacy inventory is included in the purchase price and is listed on Seller and RxCompound's Disclosure Schedule 6(v).

(w) Broker's or Finder's Fee. Neither Seller nor RxCompound or Peaks have engaged a realty company, brokers, finders or similar persons in connection with this Agreement. Seller hereby agrees to defend, indemnify and hold Buyer and the Companies harmless against any brokers, finders or similar persons claiming by, through or under Seller or either of the Companies for a commission or other compensation in connection with this sale and purchase.

7. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer makes the following representations and warranties to the Seller:

(a) Purchase for Investment. The Buyer is acquiring the Membership Units solely for investment and not as nominee or agent for the benefit of any other person or entity, and the Buyer has no current intention of distributing, reselling or assigning the Membership Units.

(b) No Conflict or Violation. To the Buyer's knowledge, the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby and thereby will not:

(i) violate any order, judgment, injunction, award or decree of anycourt,

arbitrator or governmental or regulatory body against, or binding upon the Buyer;

(ii) violate any statute, law or regulation of any jurisdictionapplicable to the Buyer in connection with the transactions contemplated herein; or

(iii) violate or constitute a default under any mortgage, indenture, deed of trust, lease, contract, obligation, agreement, license or instrument to which theBuyer is a party.

(c) Sophistication. The Buyer is sophisticated and experienced in financial, business and investment matters, and, as a result, the Buyer is in a position to evaluate the merits and risks of the acquisition of the Membership Units and the tax consequences of such acquisition. The Buyer has had the advice and the assistance of professional advisors in connection with evaluating the transactions contemplated by this Agreement.

(d) Securities Act. The Buyer understands that the Membership Units in the Companies being sold hereby has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and are being sold in reliance on exemptions from registration contained in the Securities Act and under certain state securities laws. Because the Membership Units have not been registered under the Securities Act or applicable state securities laws, the Membership Units may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirementsunder the Securities Act and applicable state securities laws.

(e) Authorization. The Buyer has the capacity to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Buyer in connection with the transactions contemplated hereunder will be, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium orsimilar laws of general application affecting the rights and remedies of creditors; and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

(f) Broker's or Finder's Fee. The Buyer has not engaged a Broker in connection with this transaction. The Buyer hereby agrees to defend, indemnify and hold the Seller harmless against any brokers, finders or similar persons claiming by, through or under the Buyer for a commission or other compensation in connection with this sale and purchase.

(g) Medical Records. The Buyer shall assume all medical records andwill retain all records with the Companies, in accordance with any federal and state legal requirements and will keep the same in strict confidence under any such laws and regulations.

8. LICENSES AND NOTICES. Seller and Buyer agree to fully cooperate in providing each other with all information necessary for completion of the applications as described herein below.

(a) Board of Pharmacy: The Seller shall notify the Board of Pharmacy of the changes in the Company within 21 days of the either Closing or when the securities that are the subject of this Agreement are delivered into Escrow, the earliest of the two dates as may be required. Approval shall not beconsidered a condition to Closing but shall be a post Closing covenant of Seller.

(b) Medicare: If necessary for the operation of the business of either of the Companies, Buyer hereby agrees to prepare and submit a Centers for Medicare and Medicaid Services ("CMS") Form 855 Change of Information application ("CMS Application"). Approval shall not be considered a condition to Closing but shall be a post Closing covenant of Seller.

(c) Medicaid: Intentionally omitted.

(d) Accrediting Organization: If applicable, the Seller hereby agrees tonotify any and all of the Companies' accrediting organizations of the changes in the Companies within the time required. Approval shall not be considered a condition to Closing.

(e) DEA: If required, the Seller shall submit a DEA application so that it is received prior to its due date from the earliest of (i) the execution and delivery of this Agreement; (ii) the date that securities are deposited in to escrow; or (iii) Closing If applicable, Seller shall execute any necessary documents and/or Power of Attorney required under law for a period of 60 days or such other date that will allow Buyer to finalize any documents that are necessary.

(f) Copies to Buyer: Seller shall provide copies of the above applications and notices to Buyer within 3 business days of submission of the same.

9. CONDITIONS TO CLOSING; BUYER'S & SELLER'S DELIVERABLES.

(a) Seller's Pre-Closing Deliverables. Prior to Closing, the Seller shall make all notices within the time required to be in compliance with any agency or regulatory body and as to Buyer, deliver notice and confirmation that such notice or filing is in compliance and deliver to the Buyer each of the following:

(i) At least 21 days prior to Closing, either A) 2 years of PCAOB Audits and reviewed statements for the most recent interim periods acceptable to Buyer's Auditor or B) 2 years of AICPA Audits and reviewed statements for the most recent interim periods acceptable to Buyer's Auditor. With respect to A and B above, the Seller shall provide whichever is the lesser required by both X) the Buyer's Auditor, in order to allow it to continue providing PCAOB qualified audits following Closing and Y) the US Securities and Exchange Commission ("SEC"), to meet the requirements

for smaller reporting companies registered under Section 12(g) of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), so that Buyer will have the audits of the Companies' that are needed in order for the Buyer to file a Compliant Super 8-K and continue filing its required periodic reports.

(ii) Twenty One (21) days prior to Closing, an audit opinion from an auditor that is qualified and its opinion that is qualified under either, A) AICPA certified or B) PCAOB certified, in either case, meeting the lesser required standards in form and substance that following Closing, Buyer, as a smaller reporting company under the Exchange Act, with the Companies as wholly owned subsidiaries, will continue to be compliant with the Exchange Act as well as following Closing, allow Buyer to prepare and file its current report "Super 8-K", in form and substance sufficient to allow the Buyer to clear any comments from the SEC Staff reviewing it.

(iii) Delivery prior to Closing and 5 days prior to the date of timely submission of, a copy of any required change of ownership notice required by the US Drug Enforcement Agency ("DEA"), so that RxCompound maintains its registration at the level as of the execution and delivery of this Agreement and at Closing.

(iv) Delivery prior to Closing and 5 days prior to the date of timely submission of, a copy of any change of information notice required by the DEA, so that RxCompound maintains its registration at the level as of the execution and delivery of this Agreement, and at Closing.

(v) Delivery prior to Closing and 5 days prior to the date of timely submission of, any change of ownership notice required by the Florida Board of Pharmacy so that RxCompound maintains its registration at the level as of the execution and delivery of this Agreement.

(vi) Delivery prior to Closing and 5 days prior to the date of timely submission of, any change of information notice required by the Florida Board of Pharmacy, so that RxCompound maintains its registration at the level as of the execution and delivery of this Agreement.

(vii) Prior to Closing Documentary evidence of either A) payment of all sums due under the SBA loan; B) the SBA's consent to Seller's sale of the Membership Interests which includes the assets and business of the Companies, without any changes required and provided that the transfer to Buyer does not adversely affect the payment terms or collateral requirements under Buyer's existing loans; or C) the SBA's consent to Seller's sale of the Membership Interests which include the assets and business of the Companies, provided any changes required by the SBA that adversely affect Buyer are approved by Buyer.

(viii) Upon execution and delivery of this Agreement, delivery to the Escrow Agent, the Certificate for 100 RxCompoundStore.com, LLC Units in the name of Seller, together with a duly executed Unit Transfer Power, executed in blank, notarized, for cancelation and reissuance, by Escrow Agent in the name of Buyer at Closing.

(ix) Upon execution and delivery of this Agreement, delivery to the Escrow Agent, the Certificate for 100 Peaks Curative, LLC in the name of Seller, together with a duly executed Unit Transfer Power, executed in blank, notarized, for cancelation and reissuance by Escrow Agent in the name of Buyer at Closing.

(x) Upon execution and delivery of this Agreement, delivery to the Escrow Agent, a duly authorized and executed counterpart to the Escrow Agreement by and among Earth Science Tech, Inc., Mario Tabraue and Davisson & Associates, PA, , signed by Mario Tabraue, Peaks Curative, LLC and RxCompoundStore.com, LLC.

(xi) Upon execution and delivery of this Agreement, the delivery to the Escrow Agent, Certified copies of the resolutions of RxCompound governing board approving all aspects of the transactions envisioned by the Agreement.

(xii). Upon execution and delivery of this Agreement, the delivery to the Escrow Agent, Certified copies of the resolutions of Peaks governing board approving all aspects of the transactions envisioned by the Agreement.

(xiii) Such other items in connection with the foregoing as the Buyer's attorney may reasonably have required within five business days prior to the execution of this Agreement and prior to the Closing in order to assist the Buyer to comply with applicable laws and their responsibilities in conjunction with the acquisitions.

(xiv) Closing Certificate signed by RxCompound's and Peaks' presidents and chief financial officers attesting to the fact that all representations, warranties, exhibits and schedules pertaining to RxCompound and Peaks, respectively, included in this Agreement are true as of execution and as of Closing of this Agreement.

(b) Buyer's Pre-Closing Deliverables. Prior to execution and delivery of this Agreement and/or Closing Buyer shall deliver the following:

(i) Upon execution and delivery of this Agreement, the delivery of the duly executed Escrow Agreement by and among Earth Science Tech, Inc., Mario Tabraue and Davisson & Associates, PA.

(ii) Upon execution and delivery of this Agreement, delivery to Escrow Agent one certificate representing One Million Five Hundred Thousand (1,500,000) shares of the restricted Common Stock of Earth Science Tech, Inc., in the name of Mario Tabraue or such other name(s) as Seller may direct.

(iii) Upon execution and delivery of this Agreement, delivery to Escrow Agent one certificate representing One Million Five Hundred Thousand (1,500,000) shares of the restricted Common Stock of Earth Science Tech, Inc., in the name of Escrow Agent, for subsequent delivery to Seller upon Closing.

(iv) Upon execution and delivery of this Agreement, delivery to Escrow Agent, Certified copies of the duly executed resolutions of the Board of Directors of Earth Science Tech, Inc. approving all aspects of the transactions envisioned by this Agreement.

(v) A lien and judgment search by an agency acceptable to the Buyer, disclosing the existence or absence of judgments or liens affecting Seller and his assets or operations and those of the Companies, whose Membership Units are the subject of this Agreement.

(vi) If applicable, any and all required consents by William A. Leonard, Jr., Buyer's Receiver, if not dismissed by execution of this Agreement.

(vii) If applicable, approval from the Nevada 8th District Court, in the event that the Buyer's receivership has not been dismissed by Closing.

(viii) Such other items in connection with the foregoing as the Seller's attorney may reasonably have required within five business days prior to the execution of this Agreement and prior to the Closing in order to assist the Seller to comply with applicable laws and its responsibilities in conjunction with the acquisitions.

10. CONDUCT OF BUSINESS PENDING THE CLOSING DATE.

(a) The Seller shall (i) operate the Companies, and the business related to each of the Companies' assets, diligently and in good faith, consistent with past practices; (ii) maintain the Companies' assets in customary repair, order and condition; (iii) maintain without change (except for expiration due to lapse of time) all of the leases and contracts relating to the Companies' business; (iv) comply with the provisions of all regulations and orders applicable to the business of the Seller and the Companies; (v) maintain inventory and supplies for the Seller and the Companies' assets at customary operating levels consistent with current practices; (vi) maintain the Companies' books, accounts and records (including medical records) in accordance with past custom and practice; (vii) use reasonable best efforts to preserve the goodwill of the Companies, and its relationships

with customers, suppliers, licensors, distributors, clients, employees and other persons having business relations with such Seller or the Companies; (viii) maintain insurance reasonably comparable to that in effect on a historical basis; (ix) not take or omit to take any action that would otherwise result in a breach of any of the representations, warranties or covenants made by Seller or the Companies in this Agreement; and (x) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a material adverse effect on either of the Companies' operations or Membership Units .

(b) Seller shall not, with respect to the Companies', except with the prior written consent of the Buyer, (i) enter into any contract with a value in excess of $100, (ii) make any loans orinvestments, (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee outside of the ordinary course of business, (iv) purchase, sell, leaseor dispose of any property or assets with an aggregate value in excess of $1,000 (other than the purchase and sale of inventory in the ordinary course of business consistent with past practice); (v) delay or postpone the payment of any accounts payable outside the ordinarycourse of business; or (vi) make any capital expenditure or commitment therefore in excessof $100 individually or $500 in the aggregate.

(c) Notwithstanding the forgoing, while the Parties' Securities are in Escrow and pending Closing, the forgoing may be waived by Buyer on an item by item basis and it is the intent of the Parties, upon execution and delivery of this Agreement and deposit of the Securities into Escrow, to immediately begin operating the Companies "as though" the Closing had taken place. The Buyer plans to use funds it raises to help the Companies grow and prosper through intercompany transfers. That is, it is the Parties intent to seek financing to help capitalize the Companies to execute on their collective business plan. In general, the plan is to: increase advertising and increase product offering including by seeking licensure for a sterile facility so that injectable products may be offered, to secure more customers to drive and increase revenue. The Parties will use their best efforts to raise capital and to execute on the business plan while in Escrow and after Closing. Specifically, while the Buyer intends to help fund the Companies, the Companies will transfer funds to Buyer to help cover their sales, general and administrative and other overhead costs as well as from one of the Companies to the other.

11. SPECIFIC PERFORMANCE, CERTAIN REMEDIES, TERMINATION & BREACH. With respect to any default or breach with respect to the transactions contemplated under this Agreement, before while in Escrow, on, or after the Closing Date, the Parties agree as follows:

(a) Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time.

(b) Specific Performance/Injunctive Relief. The Seller and the Buyer acknowledge andagree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or are otherwise breached. Accordingly, the Seller and Buyer agree that the other Party shall be entitled toan injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically, this Agreement and the terms and

provisions hereof, in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto, without the necessity of posting a bond or other security.

(c) Seller's Remedies. In addition to termination of this Agreement, Seller's additional remedies are as follows: Following execution and delivery of this Agreement, Seller shall have the right to terminate this Agreement for.

(i) *Seller's Right to Unwind in Part Prior to and After Closing.*. For a period beginning upon execution and delivery of this Agreement, until and for a period one year following Closing, in the event that Buyer or any of Buyer's creditors as they exist prior to Closing, seek to satisfy any of Buyer's liabilities with the Rx Units or Peaks Units, or the assets or things of value of RxCompound or Peaks, or they otherwise seek or attempt to place a security interest on, seize, levy, garnish, attach, place a lien on, initiate a sale of or otherwise gain possession and control of the Rx Units or the Peaks Units and/or any of the assets of either or both RxCompound or Peaks by any process, including but not limited to, any voluntary or involuntary petition in bankruptcy against Buyer and/or RxCompound or Peaks, an assignment for the benefit of creditors, a charging order or similar order the receivership of Buyer and either or both of the Companies, as they exist at the time of the creditor's attempted action(s) with respect to the Rx Units or Peaks Units or the assets of either or both of the Companies, then Seller shall have the right to terminate this Agreement and receive and regain good title to all of the Peaks Units and Rx Units, free from any liens, or encumbrances of any kind and any encumbrance or security interest shall be void ab initio, in the event that Seller elects to terminate this agreement and recover the Membership Units of the Companies, Seller shall return any of the shares of Buyer's common stock it has received, Seller may retain any of the cash portion of the Purchase Price it has received but Buyer shall no longer remain obligated to continue paying it from financing received in the event that not all had been paid at the time of Seller's election under this Section 11(c)(i) of this Agreement, if the Securities have not been distributed from Escrow at the time of Seller's election, the Securities shall be disbursed to the Parties that originally deposited them.

(ii) . *Seller's Right to Terminate Prior to Closing-Breach of Covenants.* If Buyer fails to perform any of the covenants of this Agreement or fails to Close as provided herein, the Seller may elect to terminate this Agreement. In the event Seller notifies Buyer in writing that Seller elects to terminate this Agreement and Buyer fails to cure its breach within 30 days, the Agreement shall be terminated and the Parties shall be relieved of any further obligations under this Agreement. In that event the Securities held in Escrow shall be returned, that is, the Earth Science Tech, Inc. Common Stock will be returned to Buyer and the Rx Units and Peaks Units will be returned to Seller and Seller may retain the shares of the One Million Five

Hundred Thousand (1,500,000) shares of Buyer's Common Stock initially received together with any cash portion of the Purchase Price paid as of the date of notice.

(iii) *Seller's Right to Terminate Prior to Closing-Other Breaches.* In the event the failure to Close is (A) due to Buyer's breach any of its obligations under this Agreement that are not specific Conditions to Closing or breaches of Representations and Warranties but are otherwise necessary. (For example, failing to cooperate with Seller in completing the necessary items under Section 8 Licenses and Notices); or (B) Buyer's failure to satisfy the conditions to Close referenced in this Agreement or (C) as to Buyer's representations and warranties, Buyer's material misstatement(s) of fact(s), or material omission(s) of fact(s) necessary to be stated in order to make the facts that are stated not misleading, then Seller may terminate this Agreement. In the event Seller notifies Buyer in writing that Seller elects to terminate this Agreement and Buyer fails to cure its breach within 30 days, the Agreement shall be terminated and the Parties shall be relieved of any further obligations underthis Agreement. In that event, the Securities held in Escrow shall be returned, that is the One Hundred (100) Rx Units and One Hundred (100) Peaks Units will be returned to Seller and the One Million Five Hundred Thousand (1,500,000) shares of Earth Science Tech, Inc. Common Stock will be returned to Buyer.

(iv) *Seller's Remedies for Breaches After Closing.* Following Closing, (A) In the event that Buyer fails to perform any of its outstanding obligations under this Agreement, Seller shall provide written notice to Buyer and Buyer shall have 30 days to cure. If not cured, Seller may sue for damages or specific performance under Section 11(b) hereof. (B) In the event that Buyer has made any material misstatement(s) of fact(s), or material omission(s) of fact(s) necessary to be stated in order to make the facts that are stated, not misleading, in its Representations and Warranties under this Agreement, Seller shall provide written notice to Buyer and Buyer shall have 30 days to cure if such breach is of a nature that is may be cured. If not of a nature to be cured or not cured within 30 days, Seller may sue for damages.

(d) Buyer's Remedies.

(i) *Buyer's Right to Terminate Prior to Closing-Breach of Covenants.* If Seller fails to perform any of the covenants of this Agreement or fails to Close as provided herein, Buyer may elect to terminate this Agreement. In the event Buyer notifies Seller in writing that Buyer elects to terminate this Agreement and Seller fails to cure its breach within 30 days, the Agreement shall be terminated in which event, each Party shall thereupon be relieved and released from all further obligations under this Agreement and the Securities held in Escrow shall be returned, that is, the Earth Science Tech, Inc. Common Stock will be returned to Buyer and the Rx

Units and Peaks Units will be returned to Seller. In addition the initial the One Million Five Hundred Thousand (1,500,000) shares of Buyer's Common Stock issued to Seller and any funds that have been paid to Seller against the Purchase Price shall be returned to Buyer.

(ii) *Buyer's Right to Terminate Prior to Closing-Other.* In the event the failure to Close is (A) due to Seller's breach any of its obligations under this Agreement that are not specific Conditions to Closing or breaches of Representations and Warranties but are otherwise necessary. (For example, failing to cooperate with Buyer in completing the necessary items under Section 8 Licenses and Notices); or (B) Seller's failure to satisfy the conditions to Close referenced in this Agreement or (C) as to Seller's representations and warranties, Seller's material misstatement(s) of fact(s), or material omission(s) of fact(s) necessary to be stated in order to make the facts that are stated not misleading, then Buyer may terminate this Agreement. In the event the Buyer notifies the Seller in writing that Buyer elects to terminate this Agreement and Seller fails to cure its breach within 30 days, the Agreement shall be terminated and the Parties shall be relieved of any further obligations underthis Agreement. In that event, the Securities held in Escrow shall be returned to the Parties, that is the One Hundred (100) Rx Units and One Hundred (100) Peaks Units will be returned to Seller and the One Million Five Hundred Thousand (1,500,000) shares of Earth Science Tech, Inc. Common Stock will be returned to Buyer

(iii) *Buyer's Remedies for Breaches After Closing*. Following Closing, (A) In the event that Seller fails to perform any outstanding obligation under this Agreement, Buyer shall provide written notice to Seller and Seller shall have 30 days to cure. If not cured, Buyer may sue for damages or specific performance under Section 11(b) hereof. (B) In the event that Seller has made any material misstatement(s) of fact(s), or material omission(s) of fact(s) necessary to be stated in order to make the facts that are stated, not misleading, in its Representations and Warranties under this Agreement or in connection with the transactions contemplated hereunder, Buyer shall provide written notice to Seller and Seller shall have 30 days to cure if such breach is of a nature that is may be cured. If not of a nature to be cured or not cured within 30 days, Buyer may sue for damages immediately or following 30 days, respectively.

(e) Costs and Attorneys Fees. With the exception of Section 11(c)(i) where each Party is responsible for its own costs and fees, in the event of any legal action to enforce the terms and conditions of this Agreement or related to a breach thereof, the prevailing party shall be entitled to recover all costs of such actions, including reasonable attorney's fees and reasonable paralegal fees and all other reasonable legal expenses and costs at all pre-suit, trial and appellate levels.

(f) Effect of Termination During Escrow on Intercompany Transactions. It is

the Parties intent to operate after execution and delivery of this Agreement, to work together as though the Closing had taken place and the Companies are wholly owned subsidiaries, for operational purposes. Therefore, prior to Closing, except as provided in this Section 11(c)(i) through (iii), Section 11(d)(i) and (ii) and Section 11(e), in the event that this Agreement is terminated prior to Closing, any transactions that are outstanding between the Parties shall be concluded and any executor agreements shall be canceled without further funds transfers.

12. SELLER'S APPOINTMENT AS PRESIDENT AND DIRECTOR OF BUYER AGREEMENT NOT TO COMPETE. Upon execution and delivery of this Agreement, Seller will be appointed to fill a vacancy on the Buyer's Board of Directors, as a director and in addition he will be appointed as the president of the Buyer. The Seller agrees that the following provisions of this Section are intimately linked to the other transactions contemplated by this Agreement, and Seller acknowledges that Buyer would not enter into this Agreement without Seller agreeing to be bound by the following provisions from the date hereof until the Ending Date (as hereinafter defined):

(a) Except as expressly approved (which approval shall not be unreasonably withheld) by Buyer, Seller agrees that from and after the date of this Agreement until 2 years after the later of (i) the termination of this Agreement except for termination under Section 11(c)(i)-(iii) or (ii) the date the employment of Seller by the Buyer[1] terminates (the later of such dates being referred to herein as the "Ending Date"), that he shall not directly or indirectly:

(i) except as an officer or employee of the Buyer (or any successor corporation into which it may be merged or consolidated), engage in, control, advise, manage, serve as a director, officer, or employee of, act as a consultant to, provide any funds for, receive any economic benefit from, have any financial interest in (except investment in not more than 2% of any class of securities of any publicly traded company) or exert any influence upon (whether by guarantee, loan or otherwise), any business which conducts activities in the Territory (as hereinafter defined) similar to those conducted by the Buyer provided that this restriction shall not apply to any activity in connection with a business that does not actually or potentially compete with the activities of the Buyer or those in which Buyer has definitive plans to engage;

(ii) except in connection with any duties as an officer or employee of the Buyer, solicit, divert or attempt to solicit or divert any party who is or was a customer or supplier of the Buyer, provided that this restriction shall not apply to any activity on behalf of a business that does not actually or potentially compete with the activities of the Buyer;

(iii) employ, solicit for employment or encourage to leave their employment, in each case, either as an employee, agent or representative, any person who was during the two-year period prior to such employment,

[1] Note that the term Buyer includes RxCompound and Peaks after Closing but not prior to Closing.

solicitation or encouragement or is an officer, employee, agent or representative of the Buyer;

(iv) disturb, or attempt to disturb, any business relationship between any third party and the Buyer; or

(v) make any statement to any third party, including the press or media, likely to result in adverse publicity for the Buyer.

"Territory" means the United States, Canada and all other countries in which the Buyer has transacted business prior to the Ending Date.

(b) In the event of actual or threatened breach of the provisions of this Section 12, Buyer, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining either or both of Sellers, as appropriate, from such conduct.

(c) If at any time any of the provisions of this Section 12 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 12 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d) The provisions of this Section 12 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Seller.

(e) Seller shall not, directly or indirectly, (i) disclose, or (ii) use for his own benefit, or for the benefit of any other Person (other than, in the case of (a) below, the Buyer or an Affiliate of the Buyer), (a) any secret or confidential information, customer lists, supplier information, or any other data of or pertaining to the Buyer or to any Affiliate of the Buyer, their respective businesses or financial affairs, or their products which are not a matter of public knowledge or (b) any Buyer Confidential Information (collectively, the "Confidential Information"). The Seller agrees that upon termination of such Seller's employment agreement with the Buyer for any reason and upon the request of the Buyer on or after the Closing Date, he will immediately deliver to the Buyer all original papers, books, manuals, lists, correspondence and documents containing or relating to the Confidential Information, together with all copies thereof, except that Seller may keep copies of such materials as shall be necessary to permit Seller to prepare his tax returns or to comply with any other legal requirements.

13. NOTICES. All notices to be given under this Agreement shall be in writing and sent by registered or certified mail, return receipt requested.

If to Buyer, to:
Earth Science Tech, Inc.

10650 NW 29th Street
Doral, FL 33172

If to Seller, to:
Mario Tabraue 11291
SW 64th Lane
Miami, FL 33173

With Copies to:
Davisson & Associates, PA
3649 Brunswick Avenue North
Minneapolis, MN 55422

14. ACCOUNTS RECEIVABLE. Any and all rights as to those accounts receivable owed to either of the Companies for services rendered or products sold prior to the date of Closing shall bethe property of the Seller and Buyer specifically relinquishes any and all rights thereto. Buyer shall deliver to Sellers, the receivables collected within three (3) days of receipt.

15. SECURITY/BUSINESS DEPOSITS. If applicable, any and all sums currently on deposit for the benefit of the Companies for utility services, leases, insurance, etc. shall remain the property of Buyer and Seller specifically relinquishes any rights thereto.

16. INDEMNIFICATION. Seller hereby agrees to indemnify and hold the Buyer harmless from any and all liability, loss, or damages, including all costs of defense, litigation, and attorney's fees, resulting from any claims, demands, costs and judgments arising from a breach of any of the representations and warranties contained in Section 6 of this Agreement or other acts or omissions occurring or accruing prior to the Closing Date.

Buyer hereby agrees to indemnify and hold the Seller harmless from anyand all liability, loss, or damages, including all costs of defense, litigation, and attorney's fees, resulting from any claims, demands, costs and judgments arising from a breach of anyof the representations and warranties contained in Section 7 of this Agreement or other actsor omissions occurring or accruing on as of the Closing Date.

17. REPRESENTATION AND TRANSACTION FEES. The parties hereto shall each bear their own legal fees and costs associated with the transaction contemplated hereby. Buyer acknowledges that Kravitz Talamo and Leyton, PLLC has solely represented the Seller in this transaction. Seller and Buyer further acknowledge that they have had full opportunity to seek the advice of legal counsel, accountants and any other experts of their choosing and agree that this Agreement shall be construed and interpreted in absolute parity, and shall not be construed or interpreted against any party by reason of such party's preparation of the initial or subsequent draft of this Agreement.

18. SPLIT YEAR ACCOUNTING. The parties agree that the corporation may elect a "Split Year" accounting (Pursuant to Treasure Reg 1.138-1 (g) for tax purposes and each shareholder will receive her proportionate share of the income of the Companies on that basis through the date of closing, and then through the end of the year, in accordance with generally accepted accounting principles.

19. CONFIDENTIALITY. This Agreement and the terms thereof shall remain

confidential and shall not be disclosed to anyone for any purpose whatsoever without the written consent of the parties hereto, except a party's counsel or to meet a party's SEC and/or other regulatory agency reporting obligations or as otherwise requiredby law..

20. SURVIVAL. The representations and warranties contained in this Agreement shall survive the closing of the transaction contemplated hereby.

21. ESCROW AGENT. D a v i s s o n & A s s o c i a t e s , P A

22. ENTIRE AGREEMENT. The parties acknowledge and represent that this Agreement contains the entire understanding between the parties and that there are no other agreements between them as to the matters described herein.

23. AMENDMENT OR MODIFICATION. This Agreement may only be amended or modified by the written consent of all of the parties to this Agreement at the time of such action.

24. ADDITIONAL DOCUMENTS. Seller agrees to cooperate fully, and execute any and all supplementary documents, and take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

25. FORCE MAJEURE. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within ten (10) days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

26. GOVERNING LAW. The parties agree that this Agreement shall be deemed made and entered into in the State of Florida and shall be governed and construed in accordance with the laws of the State of Florida. Venue for any dispute under this Agreement shall lie in Miami-Dade County, Florida.

27. SEVERABILITY. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under the applicable law as it shall then exist.

28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Confirmation of execution by telex or by telecopy or telefax of a facsimile signature page shall be binding upon any party so confirming.

29. CERTAIN DEFINITIONS AND INTERPRETATION. In this Agreement the use of singular also means plural and plural also means singular; the word "and" also means "or" and the word "or" also means "and"; pronouns such as "it," "they," "he," and "she" are interchangeable, in each case as the context requires. Additionally, in this Agreement the following terms have the following meanings:

(a) *Agreement* means this Membership Units Purchase Agreement, together with any exhibits, schedules and any ancillary documents related hereto between the Buyer and the Seller.

(b) *Buyer* means Earth Science Tech, Inc., a Nevada corporation and any successors thereto together with any subsidiaries and after Closing includes RxCompound and Peaks.

(c) *Buyer's Auditor* means Buyer's PCAOB certified audit firm, BF Borgers CPA, PC or any successor PCAOB certified audit firm used by Buyer.

(d) *Close* or *Closing* means when the Conditions to Closing and Required Notices have been completed or waived and the Securities held in Escrow have been released to the respective Parties.

(e) *Closing Date* means the date on which the transactions contemplated hereunder Close

(f) Companies means RxCompoundStore.com, LLC, a Florida limited liability company and Peaks Curative, LLC, a Florida limited liability company.

(g) *Escrow* means the agreement under which the Securities are held upon execution and delivery of this Agreement and disbursed to the respective Parties: (i) upon Closing or (ii) by the mutual agreement of the Parties or (iii) by judicial order, as the case may be.

(h) *Escrow Agent* means Davisson & Associates, PA, acting as escrow agent for Buyer and Seller for the transactions contemplated by this Agreement or any successor thereto.

(i) *Membership Units* means the Florida limited liability company interests of RxCompoundStore.com, LLC and/or the Florida limited liability company interests of Peaks Curative, LLC issued or issuable in certificated form.

(j) *Peaks Units* means the Florida limited liability company interests of Peaks Curative, LLC issued or issuable as certificated Membership Units or Units.

(k) *Parties* means Buyer and Seller with respect to this Agreement.

(l) *Rx Units* means the Florida limited liability company interests of RxCompoundStore.com, LLC issued or issuable as certificated Membership Units or Units.

(m) *Securities* means shares of the Common Stock of Earth Science Tech, Inc. and Rx Units and Peaks Units.

(n) *Seller* means Mario Tabraue, a Party to this Agreement.

(o) *Units* means the Florida limited liability company interests of RxCompoundStore.com, LLC and/or the Florida limited liability company interests of Peaks Curative, LLC issued or issuable in certificated form..

IN WITNESS WHEREOF, the parties have executed this Agreement on the dayand year first above written.

Seller:

Mario Tabraue

Mario Tabraue, Individually and as Manager of Peaks Curative, LLC and RxCompoundStore.com, LLC

Receiver for Earth Science Tech, Inc. Case No. A-18-784952-C: Crisis Management, Inc.

William A. Leonard, Jr.

William A. Leonard, Jr., Its Receiver

Buyer:
Earth Science Tech, Inc.

Nickolas S. Tabraue

Nickolas S. Tabraue, CEO

Signature: William a Leonard
William a Leonard (Nov 3, 2021 18:36 PDT)
Email: biffer@bktte.com

Signature: NST, CEO/Director
NST, CEO/Director (Nov 3, 2021 21:37 EDT)
Email: ntabbs88@yahoo.com

Signature: [signature]
Mario Tabraue (Nov 3, 2021 21:39 EDT)
Email: mario@rxcompoundstore.com